Exhibit 99

N E W S R E L E A S E

FOR IMMEDIATE RELEASE July 21, 2004 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518

BANKUNITED ANNOUNCES RECORD NET INCOME

UP 35% FROM THIRD QUARTER LAST YEAR

3rd Quarter 2004 Highlights:

•	Record net income of $13.0 million, up 35% over the third quarter last year

•	Commercial and commercial real estate loan production of $216 million, up 384% over the third quarter last year

•	Residential loan production of $883 million, up 68% over the third quarter last year

•	Total loans of $5.2 billion, up 27% from June 30, 2003, and up $532 million from March 31, 2004

•	Core deposits of $1.7 billion, up 17% from June 30, 2003

•	Total assets of $8.3 billion, up 18% from June 30, 2003

CORAL GABLES, Fla., July 21, 2004 - BankUnited Financial Corporation (Nasdaq: BKUNA), parent of BankUnited, FSB, today reported record net income for the quarter ended June 30, 2004.

Net income for the quarter was $13.0 million, up 35% over $9.6 million for the same quarter last year. Basic and diluted earnings were $0.43 and $0.41 per share, respectively, for the quarter, up from $0.35 and $0.33 per share, respectively, for the same quarter last year.

Net income for the nine months ended June 30, 2004, was $36.6 million, up 31% from $28.0 million for the same period in the prior year. Basic and diluted earnings per share for the nine months were $1.22 and $1.14, respectively, as compared to $1.07 and $0.99 for the same period in the prior year.

“Our 14th consecutive quarter of increased earnings was fueled by strong loan growth,” said Alfred Camner, BankUnited’s Chairman and Chief Executive Officer. “Our ongoing focus on middle market initiatives yielded robust growth in our corporate commercial loan area, and our commercial real estate division continued to perform at levels that place it among South Florida’s premier real estate commercial lenders. Small business lending activities once again exceeded expectations, and consumer loan growth was strong for the quarter. It is worth noting that our escalated lending activities were achieved while we decreased the level of non-performing assets, evidence that we continue to be mindful of maintaining the Company’s high credit quality standards.”

“We are proud that we will soon expand beyond Miami-Dade, Broward, Palm Beach and Collier Counties with the impending opening of our Stuart office. Martin County residents will be able to enjoy the benefits of a financial relationship with the largest banking institution based in Florida. We are looking forward to earning their patronage by providing the type of neighborhood banking experience that has fueled our success in Florida over the past twenty years,” stated Camner.

Ramiro Ortiz, BankUnited’s President and Chief Operating Officer, added, “Our loan growth during the quarter was stellar, and our year over year deposit growth is evidence that we are continuing to make inroads with our neighborhood micro-market initiatives. Greater emphasis in deepening commercial borrowing relationships has contributed to solid core deposit growth, and we are confident that we are making progress in becoming the primary bank for most of our commercial and commercial real estate borrowers.

Our branch expansion program continued to move at a brisk pace, and four new neighborhood banking centers have opened since September 30th of last year. Cross selling initiatives within individual business lines are beginning to yield results and we plan to significantly step up our efforts to improve cross selling activities to customers across our diverse business lines.”

Loan Production and Balances

Total loan originations were $1.2 billion this quarter, up 66% over the same quarter last year.

Residential mortgage loan originations were $883 million for the quarter, up 68% over the same quarter last year notwithstanding last year’s strong refinancing boom. BankUnited expects its mortgage loan pipeline to remain strong in the upcoming quarter even in the rising interest rate environment and plans to continue emphasizing originations of purchase home mortgages.

Commercial real estate loan production was $137 million for the quarter, up 370% over the same quarter last year. Commercial loan production was $79 million for the quarter, up 412% over the same quarter last year. BankUnited continues to expand its commercial loan portfolio with an ongoing focus on developing relationships with middle market customers and by acting as lead lender on select commercial loans.

Consumer loan production, which includes specialty consumer mortgage loans originated through branch offices, was $135 million for the quarter, up 33% over the preceding quarter but down 22% against the heavy refinancing period of the same quarter last year.

Strong loan production contributed to significant growth in the Company’s loan portfolio balances during the quarter. This quarter the company’s total loans grew by $532 million to $5.2 billion as of June 30, 2004, including an increase in residential mortgage loan balances of $457 million and an increase in commercial real estate loan balances of $69 million.

Core Deposit Growth

Total deposits increased to $3.4 billion at June 30, 2004, up from $3.2 billion at June 30, 2003. Core deposits, which include checking, savings and money market accounts, grew to $1.7 billion during the quarter, up 17% from the same period last year. Core deposits now comprise 48% of total deposits up from 45% a year ago. Non-interest bearing deposits were $238 million at June 30, 2004, up 37% from June 30, 2003.

Net Interest Margin

The net interest margin decreased this quarter to 1.86%, down from 1.99% for the preceding quarter, and up from 1.81% for the same quarter last year. The dip in the margin during the quarter reflected a significant increase in pre-payments of our mortgage- backed securities and residential loans which slowed during the latter part of the period. If prepayments continue at this slower pace then this should assist in improving the net interest margin in upcoming periods.

Non-Interest Income

Total non-interest income was $6.5 million for the quarter, up 27% from the prior quarter and down 35% from the same quarter last year, during which we had a $4.3 million gain on sale of securities. There were no significant sales of investment securities or other assets during the quarter ended June 30, 2004.

Fee income, which includes loan fees, deposit fees and other fees excluding loan servicing fees, saw no increase over the same quarter last year and was $2.8 million for the quarter.

Insurance and investment income included approximately $1.1 million for the quarter from commissions on sales of investment products sold through our branch offices, up 42% over the same quarter last year. During the quarter, BankUnited expanded the insurance and investment product offerings available to its customers.

Non-interest income from the sale of assets in the form of loans and securitized loans originated for sale was $1.1 million, down from $2.3 million compared to the same quarter last year, and up from $0.7 million for the prior quarter.

BankUnited’s portfolio of residential loans serviced for others was $1.2 billion at June 30, 2004. Due to the rising interest rate environment and the resulting decrease in mortgage loan pre-payments in this portfolio, BankUnited experienced a slower amortization of mortgage servicing rights for the quarter. BankUnited provided for the amortization of $1.0 million of servicing rights for the quarter, compared to $1.1 million for the previous quarter and $1.9 million for the same quarter last year. This amortization, offset by fees earned on these loans of $0.8 million, resulted in a net loss of $0.2 million from loan servicing fees.

Expenses and Efficiency Ratio

Non-interest expense was $22.6 million for the quarter, down $0.1 million, or 0.5%, from the same quarter last year. Non-interest expense for the quarter ended June 30, 2003, included a $3.7 million charge related to the redemption of trust preferred securities during the quarter. Without this occurrence, expenses related to operations for the quarter ended June 30, 2004, would have shown an 19% year over year increase due to the Company’s continuing expansion.

The efficiency ratio was 53.3% for the quarter, down from 59.1% for the same quarter last year. The efficiency ratio for quarter ended June 30, 2003 would have been 55.7% without the debt redemption expense and the aforementioned $4.3 million gain on the sale of investment securities. The primary factor in the improvement in efficiency ratio was strong growth in net interest income, which increased 26% over the same quarter last year.

Asset Quality

Non-performing assets as a percentage of total assets improved to 0.25% at June 30, 2004, from 0.33% at March 31, 2004, and was also down from 0.75% at June 30, 2003. The net annualized charge-off ratio for the quarter remained at 0.05% from the preceding quarter. BankUnited continues its efforts to maintain these low levels of non-performing assets but there is no guarantee that these levels will be sustainable in the future. The allowance for loan losses as a percentage of total non-performing loans increased to 129.90% at June 30, 2004, compared to 47.52% at June 30, 2003.

BankUnited’s provision for loan losses remained at $1.2 million for the quarter ended June 30, 2004, as compared to the preceding quarter. The allowance for loan losses as a percentage of total loans was 0.44% as of June 30, 2004, compared to 0.54% as of June 30, 2003. The current level is relatively low as compared to the banking industry in general, but management believes the current allowance to be prudent given the composition of BankUnited’s loan portfolio, which is more than 90% secured by real estate including primarily residential real estate.

Capital Ratios and Book Value

BankUnited strives to maintain its strong capital position in excess of regulatory requirements. Core and total risk-based capital ratios for the Bank were 7.2% and 15.6%, respectively, at June 30, 2004.

Book value per common share was $15.18 as of June 30, 2004, up from $14.86 at June 30, 2003.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited FSB, which, with $8.3 billion in assets, is the largest banking institution headquartered in Florida. Offering a full array of consumer and commercial banking products and services, BankUnited operates 47 banking offices throughout Miami-Dade, Broward, Palm Beach and Collier Counties. BankUnited can be accessed on the Internet at www.buexpress.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

A conference call will be held on Wednesday, July 21, 2004, at 2:00 p.m. EDT, with Chairman and Chief Executive Officer, Alfred R. Camner, President and Chief Operating Officer, Ramiro Ortiz, and Chief Financial Officer, Bert Lopez, to discuss the earnings for the quarter and fiscal year to date.

The toll-free dial-in number for the 2:00 p.m. EDT conference call is: 1-800-838-4403. The call leader is Alfred R. Camner and the name of the call is “BankUnited.” A replay of the call will be available from 4:00 p.m. EDT on July 21, 2004, through 11:59 p.m. EDT on July 28, 2004, by calling toll-free: (domestic) 1-800-428-6051, (International/toll) 973-709-2089. The pass code for the reply is: 366138.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, fiscal and monetary policies, war and terrorism, changes in interest rates, deposit flows, loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines, changes in legislation or regulation; reliance on other companies for products and services; attracting and retaining key personnel; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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Exhibit 99FIN

BankUnited Financial Corporation

Quarter Ended June 30, 2004 Earnings Release

	For the Three Months Ended			For the Nine Months Ended June 30,
	June 30, 2004	March 31, 2004	June 30, 2003	2004	2003
	(dollars and shares in thousands, except per share amounts)
Operations Data:
Interest income:
Interest and fees on loans	$57,236	$55,095	$56,699	$166,692	$176,333
Interest on mortgage-backed securities	20,240	20,189	17,796	60,226	50,763
Interest and dividends on investments and other interest-earning assets	4,949	5,055	4,035	14,547	10,984

Total interest income	82,425	80,339	78,530	241,465	238,080
Interest expense:
Interest on deposits	17,856	17,902	19,715	54,028	63,471
Interest on borrowings	26,961	25,151	25,535	78,112	73,421
Interest on trust preferred securities and subordinated debentures	1,792	2,322	4,922	6,466	15,057

Total interest expense	46,609	45,375	50,172	138,606	151,949

Net interest income	35,816	34,964	28,358	102,859	86,131

Provision for loan losses	1,200	1,200	1,375	3,375	3,925

Net interest income after provision for loan losses	34,616	33,764	26,983	99,484	82,206

Other income:
Loan servicing fees, net of amortization	(164)	(317)	(1,346)	(1,254)	(3,228)
Impairment of mortgage servicing rights	—	(1,200)	—	(1,200)	—
Loan fees	1,196	994	1,372	3,129	3,562
Deposit fees	1,060	1,044	1,017	3,223	3,037
Other fees	503	459	410	1,442	1,014
Gain on sales of loans, securities, and other assets (1)	1,101	1,861	6,640	4,119	11,163
Insurance and investment income	1,096	1,184	771	3,222	2,091
Other income	1,690	1,084	1,158	3,972	4,180

Total other income	6,482	5,109	10,022	16,653	21,819

Other expense:
Employee compensation	11,244	10,004	9,569	31,309	27,938
Occupancy and equipment	4,475	4,332	3,172	12,511	9,125
Insurance and professional fees	1,611	1,394	1,168	4,682	4,084
Telecommunications and data processing	1,485	1,409	1,310	4,278	3,729
Loan servicing expense	118	131	277	405	1,124
Advertising and promotion expense	1,680	1,287	1,021	4,118	3,464
Other operating expenses	1,948	2,645	6,161	5,573	12,760

Total other expense	22,561	21,202	22,678	62,876	62,224

Income before income taxes	18,537	17,671	14,327	53,261	41,801

Provision for income taxes	5,497	5,633	4,700	16,633	13,782

Net income	$13,040	$12,038	$9,627	$36,628	$28,019

Earning Per Share Data:
Net income	$13,040	$12,038	$9,627	$36,628	$28,019
Preferred stock dividends	98	99	79	278	237

Net income available to common stockholders	$12,942	$11,939	$9,548	$36,350	$27,782

Basic earnings per common share:	$0.43	$0.40	$0.35	$1.22	$1.07

Weighted average common shares	29,894	29,835	27,124	29,805	25,973

Diluted earnings per common share:	$0.41	$0.37	$0.33	$1.14	$0.99

Weighted average diluted common shares	32,175	32,683	29,438	32,124	28,197

	For the Three Months Ended			For the Nine Months Ended June 30,
	June 30, 2004	March 31, 2003	June 30, 2003	2004	2003
(1) Consists of the following:
Gain on sales of loans and securitizations	$1,093	$746	$2,329	$3,021	$5,458
(Loss) gain on sales of investments and other assets	$8	$1,115	$4,311	$1,098	$5,705

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BankUnited Financial Corporation

Quarter Ended June 30, 2004 Earnings Release (continued)

	As of June 30, 2004	As of March 31, 2004	As of June 30, 2003
	(In thousands)
Selected Balance Sheet Data:
Asset Data:
Total assets	$8,262,013	$7,650,003	$6,980,192
Cash and cash equivalents	$54,037	$45,077	$70,019
Investment securities	$329,354	$339,506	$289,132
Mortgage-backed securities	$2,280,089	$2,226,105	$2,126,425
Loans:
Residential loans	$4,277,767	$3,727,975	$3,167,259
Commercial and commercial real estate loans	743,688	678,241	521,968
Consumer loans (1)	157,881	148,807	107,420
Unearned discounts, premiums and loan fees	51,336	44,883	34,380
Allowance for loan losses	(23,297)	(22,665)	(22,441)

Loans receivable, net (excluding loans held for sale)	$5,207,375	$4,577,241	$3,808,586

Loans held for sale	$31,102	$123,590	$308,463
FHLB Stock	$143,266	$130,716	$115,968

Liability Data:
Total liabilities	$7,800,526	$7,171,927	$6,534,697
Deposits:
Non-interest bearing deposits	$237,625	$235,346	$174,055
Interest bearing checking and money market deposits	388,210	376,191	400,710
Savings	1,030,805	1,005,806	843,452

Total core deposits	1,656,640	1,617,343	1,418,217
Certificates of deposit	1,788,850	1,808,901	1,740,202

Total deposits	$3,445,490	$3,426,244	$3,158,419

Borrowings (2)	$3,976,910	$3,352,886	$2,882,784
Convertible debt	$120,000	$120,000	$—
Trust preferred securities and subordinated debentures	$164,178	$165,544	$161,684

Equity Data:
Total stockholders’ equity	$461,487	$478,076	$445,495
Preferred equity	$5,931	$5,857	$5,345

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (3)	$4,943,638	$4,487,520	$4,074,481
Investment securities	$334,118	$327,668	$244,495
Mortgage-backed securities	$2,321,678	$2,111,979	$1,859,634
Interest-earning assets	$7,760,209	$7,069,590	$6,282,794
Assets	$7,985,469	$7,297,054	$6,561,504
Interest bearing deposits	$3,185,932	$3,112,017	$2,924,432
Non-interest-bearing deposits	$229,328	$206,864	$153,565
Borrowings (2)	$3,736,288	$3,241,729	$2,733,910
Convertible debt	$120,000	$43,516	$—
Trust preferred securities and subordinated debentures	$165,497	$164,900	$266,262
Interest-bearing liabilities	$7,207,717	$6,562,162	$5,924,604
Liabilities	$7,520,414	$6,834,710	$6,161,571
Stockholders’ equity	$465,056	$462,343	$399,933

(1)	Excludes consumer mortgage products which are included in Residential Loans.
(2)	Includes FHLB advances, repurchase agreements, and senior notes.
(3)	Includes loans held for sale.

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BankUnited Financial Corporation

Quarter Ended June 30, 2004 Earnings Release (continued)

	For the Three Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003
Selected Data:
Quarterly Performance Data:
Return on average tangible common equity	12.02%	11.16%	10.43%
Return on average assets	0.65%	0.66%	0.59%
Yield on interest-earning assets	4.25%	4.55%	4.98%
Cost of interest-bearing liabilities	2.50%	2.67%	3.29%
Net interest yield on earning assets (margin)	1.86%	1.99%	1.81%
Net interest spread	1.75%	1.88%	1.69%
Efficiency Ratio	53.34%	52.91%	59.09%

	For the Nine Months Ended June 30,
	2004	2003
Year to Date Performance Data:
Return on average tangible common equity	11.45%	11.04%
Return on average assets	0.66%	0.60%
Yield on interest-earning assets	4.46%	5.31%
Cost of interest-bearing liabilities	2.66%	3.50%
Net interest yield on earning assets (margin)	1.90%	1.94%
Net interest spread	1.79%	1.81%
Efficiency Ratio	52.61%	57.64%

	As of June 30, 2004	As of March 31, 2004	As of June 30, 2003
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$15.18	$15.77	$14.86
Closing price of Class A Common Stock	$25.80	$29.70	$20.08
Common shares outstanding	30,006	29,936	29,593
Average equity to average assets (3 mos.)	5.82%	6.34%	6.10%

Capital Ratios:
Tangible capital ratio (1)	7.2%	7.2%	7.3%
Tier 1 core capital ratio (1)	7.2%	7.2%	7.3%
Total risk-based capital ratio (1)	15.6%	15.5%	16.1%

Non-Performing Assets:
Non-accrual loans	$17,549	$21,645	$46,597
Restructured loans	369	371	309
Loans 90 day past due and still accruing	16	52	318

Total non-performing loans	17,934	22,068	47,224

Non-accrual tax certificates	82	212	355
Real estate owned	2,231	2,975	5,100

Total non-performing assets	$20,247	$25,255	$52,679

Allowance for losses on tax certificates	$78	$208	$365
Allowance for loan losses	23,297	22,665	22,441

Total allowance	$23,375	$22,873	$22,806

Non-performing assets to total assets	0.25%	0.33%	0.75%
Non-performing loans to total loans	0.34%	0.47%	1.14%
Allowance for loan losses as a percentage of total loans	0.44%	0.48%	0.54%
Allowance for loan losses as a percentage of non-performing loans	129.90%	102.71%	47.52%
Net charge-offs for the three months ended	$527	$660	$596
Net annualized year-to-date charge-offs as a percentage of average total loans	0.05%	0.05%	0.06%

(1)	Capital ratios are for BankUnited FSB only.